To Become Effective Upon
                              Filing Pursuant to Rule 462.


  As filed with the Securities and Exchange Commission on January 13, 1998

                                           Registration No. 33-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          Top Source Technologies, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                                    84-1027821
(State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida  33418
(Address of Principal Executive Offices)
                  (Zip Code)

                             Stock Option Agreement
        Between Top Source Technologies, Inc. and William C. Willis, Jr.
                            (Full Title of the Plan)


                             Michael D. Harris, Esq.
                       Law Offices of Michael Harris, P.A.
                         712 U.S. Highway One, Suite 400
                         North Palm Beach, Florida 33408
                     (Name and address of agent of service)

                                 (561) 844-3600
         (Telephone number, including area code, of agent for service)



       Approximate Date of Commencement of Proposed Sales under the Plan:
                        as soon as practicable after this
                    Registration Statement becomes effective.

                         Calculation of Registration Fee


Title of                           Proposed          Proposed
Securities     Amount To            Maximum          Maximum         Amount of
To be              Be            Offering Price     Aggregate      Registration
Registered     Registered           Per Share      Offering Price*     Fee*


Common Shares,
no par value
per share        500,000         $1.28             $649,000         $220.69



         * Calculated pursuant to Rule 457(c) based on the average of the bid and asked price of the Company's stock on January 8, 1998.

                                                      II-
                                                          6

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  There are incorporated herein by reference the following documents:




                                    (i)     Top Source  Technologies,  Inc. (the
                                            "Company")   latest   annual  report
                                            filed  pursuant  to  Section  13  or
                                            15(d) of the Securities Exchange Act
                                            of 1934 (the  "Exchange  Act") which
                                            contains,   either  directly  or  by
                                            incorporation by reference,  audited
                                            financial    statements    for   the
                                            Company's  latest  fiscal  year  for
                                            which  such   statements  have  been
                                            filed.


         1. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports.

         2. The description of the Company's common stock contained in the Company's Registration Statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         3. All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  A corporation owned by an attorney employed by the law firm representing the Company owns 31,000 shares of the Company's common stock.

Item 6.           Indemnification of Directors and Officers.

                  The Company's by-laws, provide that the Company shall indemnify its current and former officers, directors, employees and agents against  expenses  (including  attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of the Company subject to the qualifications contained in Delaware law as it now exists. Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable for negligence or misconduct, in the performance of his or her duties such indemnification shall apply only if approved by the Court of Chancery or the Court in which the action was pending. Any other indemnification shall be made only after the determination by the board of directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of stockholders (including any stockholders who were parties to such action).

                  INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

                  Stock options have been issued to the chief executive officer of the Company in reliance upon the exemptions provided by
                  Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder. The grantee was given access to the same kind of information that would be contained in a registration statement and agreed to acquire the securities for investment.

Item 8.  Exhibits.

                  Exhibit 4       Stock Option Agreement Between
                                  the Company and William C. Willis, Jr.

                  Exhibit 4.1 First Amendment to Stock Option Agreement Between the Company and William C. Willis,Jr.

                  Exhibit 5       Opinion of Michael Harris, P.A.

                  Exhibit 24      Consent of Arthur Andersen, LLP

                  Exhibit 24.1    Consent of Michael Harris, P.A.*

*        Contained in the Opinion of Michael Harris, P.A.

Item 9.  Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any  prospectus  required by Section
                  10(a)(3) of the Securities Act of 1933 the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                      Provided, however, that paragraphs (i) and
                  (ii) do not apply since the Registration Statement is on Form S-8 and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
         Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palm Beach Gardens, Florida, on this 9th day of January, 1998.

                                         TOP SOURCE TECHNOLOGIES, INC.



                                         By: /s/ William C. Willis, Jr.
                                                 President
                                                (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Top Source Technologies, Inc. has been signed by the following persons in the capacities and on the dates indicated.


          Signatures           Title                              Date


 /s/ Stuart Landow          Chairman of the Board              January 9, 1998
-------------------------
Stuart Landow


 /s/ David Natan            Chief Financial Officer            January 9, 1998
David Natan                 (Principal Financial and
                              Accounting Officer)


 /s/ William C. Willis, Jr.   Director                         January 9, 1998
---------------------------
William C. Willis, Jr.


 /s/ Ronald P. Burd           Director                         January 9, 1998
---------------------------
Ronald Burd


 /s/ Clinton D. Laurer        Director                         January 9, 1998
---------------------------
Clinton D. Laurer


 /s/ G. Jeff Mennen           Director                         January 9, 1998
---------------------------
G. Jeff Mennen


 /s/ Paul F. Moore            Director                         January 9, 1998
---------------------------
Paul F. Moore

 /s/ Mani A. Sadeghi           Director                        January 9, 1998
---------------------------
Mani A. Sadeghi

                                                    EXHIBIT INDEX


EXHIBIT NUMBER             ITEM

  Exhibit 4         Stock Option Agreement Between the Company and William C.
                    Willis, Jr.

  Exhibit 4.1 First Amendment to Stock Option Agreement Between the Company and William C. Willis, Jr.


  Exhibit 5         Opinion of Michael Harris, P.A.

  Exhibit 24        Consent of Arthur Andersen, LLP

  Exhibit 24.1      Consent of Michael Harris, P.A.*

*        Contained in the Opinion of Michael Harris, P.A.